UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2013

ADVAXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	00028489	02-0563870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 College Road East Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 452-9813

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Information

On July 11, 2013 our Board of Directors authorized a reverse stock split at a ratio of 1-for-125 and approved the implementation of the authorized share capital decrease after the effectiveness of the reverse stock split. Accordingly, we amended our Amended and Restated Certificate of Incorporation by the filing of two Certificates of Amendment with the Delaware Secretary of State as follows: (a) on July 11, 2013, to effect a 1-for-125 reverse stock split of our common stock, par value $0.001 per share, to take effect on July 12, 2013 at 4:30pm EDT, and (b) on July 12, 2013, to decrease the total number of authorized shares of our common stock on a post- reverse stock split basis, so that the total number of shares that we have the authority to issue is 30,000,000 shares, of which 25,000,000 shares are common stock and 5,000,000 shares are “blank check” preferred stock.

The reverse stock split was effective at approximately 4:30 p.m. EDT on July 12, 2013, and the share capital decrease took effect thereafter upon filing with the Delaware Secretary of State. As previously disclosed on a Current Report on Form 8-K filed on June 17, 2013, at the Annual Meeting of Stockholders held on June 14, 2013, our stockholders approved the filing of a Certificate of Amendment to effect a reverse stock split of our issued and outstanding common stock, and the filing of a Certificate of Amendment to decrease the total number of authorized shares of our common stock.

As a result of the reverse stock split, every 125 shares of our outstanding common stock was automatically combined into 1 share of our common stock. Stockholders will not receive fractional shares in connection with the reverse stock split. Stockholders otherwise entitled to fractional shares will receive a cash payment in lieu thereof. Stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date the stockholder receives his or her cash payment. Stockholders holding fewer than one (1) post-reverse split share of our common stock will receive only cash in lieu of fractional shares and will no longer hold any shares of common stock as of the effective time of the reverse stock split.

The reverse stock split will reduce the number of shares of our outstanding common stock from 609,046,561 shares on July 12, 2013 to approximately 4,872,372 shares. Each stockholder’s percentage ownership interest and the proportional voting power remain unchanged after the reverse stock split, except for minor changes and adjustments resulting from the fractional interest. The rights and privileges of the holders of our common stock are unaffected by the reverse stock split.

Our post-reverse stock split common stock have a new CUSIP number 007624208, and beginning with the opening of trading on July 15, 2013, our common stock will trade on the OTCQB and OTCBB on a split-adjusted basis under the symbol “ADXSD” (to designate that it is trading on a post-reverse stock split basis). Trading will resume under the symbol “ADXS” after the 20-trading day period has expired. Our transfer agent, Securities Transfer Corporation, is acting as exchange agent for the reverse stock split and will send instructions to stockholders of record regarding the exchange of their certificates for post-reverse stock split certificates.

On July 15, 2013 we issued a press release regarding the foregoing, which is filed as an Exhibit hereto.

The foregoing description of the amendments to our Certificate of Incorporation contained in this Item 8.01 is qualified in its entirety by reference to the Certificates of Amendment, which are filed as Exhibits 3.1 and 3.2 hereto and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment, filed with the Delaware Secretary of State on July 11, 2013 (reverse stock split).

3.2	Certificate of Amendment, filed with the Delaware Secretary of State on July 12, 2013 (authorized share capital decrease).

99.1	Press release dated July 15, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVAXIS, INC.

By:	/s/ Mark Rosenblum
	Name:	Mark Rosenblum
	Title:	Chief Financial Officer

Date: July 15, 2013